Exhibit 99.1

                            TEXT OF PRESS RELEASE
                            ---------------------

   The InterGroup Corporation Receives NASDAQ Notice of Non-compliance;
                       Intends to Request Hearing


LOS ANGELES--(BUSINESS WIRE)--The InterGroup Corporation (NASDAQ: INTG -
News) today announced that, on March 4, 2010, the Company received notice from the NASDAQ Listing Qualifications Staff (the "Staff Determination") indicating that the Company's common stock would be subject to delisting from The NASDAQ Capital Market due to the Company's continued non-compliance with the minimum $2.5 million stockholders' equity requirement, as set forth in Listing Rule 5550(b) (the "Rule"), unless the Company requests a hearing before a NASDAQ Listings Qualification Panel (the "Panel"). The Company intends to timely request a hearing before the Panel and, accordingly, the Company's common stock will remain listed on The NASDAQ Capital Market pending a final determination by the Panel following the hearing.

In connection with the hearing, the Company intends to submit a plan outlining its strategy for regaining compliance with the Rule. Under NASDAQ's Listing Rules, the Panel may, in its discretion, determine to continue the Company's listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff Determination, or through August 31, 2010, in order to permit the Company adequate time to effectuate its plan and regain compliance with the Rule. However, there can be no assurance that the Panel will grant the Company additional time or that the Company's efforts to maintain the listing of its common stock on NASDAQ will be successful.

                               *  *  *

Statements in this release which are not historical facts are "forward looking statements" and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's public filings with the Securities and Exchange Commission.


CONTACT:   Michael G. Zybala, Assistant Secretary
           and Counsel, Telephone: (310) 466-7961